CHANGE IN CONTROL AGREEMENT

Edward C. Grady
_______________
________________                                        “Executive”

Electro Scientific Industries, Inc.,                                “Company”
an Oregon corporation
13900 N.W. Science Park Dr.
Portland, OR 97229
Electro Scientific Industries, Inc., an Oregon corporation (the “Company”), considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interest of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in circumstances arising from the possibility of a change in control of the Company.
In order to induce Executive to remain in the employ of the Company, this Agreement, the form of which has been approved by the Board, sets forth the severance benefits which the Company agrees will be provided to Executive in the event Executive’s employment with the Company is terminated in connection with a “Change in Control” of the Company under the circumstances described below.
1.Employment at Will; Agreement to Provide Services; Right to Terminate.

(i)Except as otherwise provided in paragraph (ii) below, the Company or Executive may terminate Executive’s employment at any time, subject to the provisions of any employment agreement between Executive and the Company and the Company’s providing the benefits in accordance with the terms of this Agreement.

(ii)In the event of a Potential Change in Control of the Company as defined in Section 4, Executive agrees that Executive will not leave the employ of the Company (other than as a result of Disability or upon Retirement, as such terms are defined in Section 4), and will render the services contemplated in the recitals to this Agreement until the earliest of (A) a date which is 270 days from the occurrence of such Potential Change in Control of the Company or (B) a termination of Executive’s employment pursuant to which Executive becomes entitled under this Agreement to receive the benefits provided in Section 6.

2.Effective Date. The Effective Date of this Agreement is November 18, 2014.

3.Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in effect until December 31, 2014; provided, however, that commencing on the first day of the new year following the Effective Date and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such January 1 date, the Company or Executive shall have given notice that this Agreement shall not be extended (provided that no such notice may be given by the Company during the pendency of a Potential Change in Control); and provided, further, that this Agreement shall continue in effect for a period of 12 months beyond the term provided herein if a Change in Control of the Company, as defined in Section

4, shall have occurred during such term. Notwithstanding anything in this Section 3 to the contrary, this Agreement shall terminate if Executive or the Company terminate Executive’s employment prior to a Change in Control.

4.Definitions. The following terms shall have the following meanings for purposes of this Agreement:

(i)“Cause” shall mean (A) the willful and continued failure by Executive substantially to perform Executive’s reasonably assigned duties with the Company consistent with those duties assigned to Executive prior to the Change in Control, other than a failure resulting from Executive’s incapacity due to physical or mental illness, after a written demand for performance has been delivered to Executive by the Chairman of the Board which specifically identifies the manner in which the Chairman believes that Executive has not substantially performed Executive’s duties, (B) the conviction of guilty or entering of a nolo contendere plea to a felony, which is materially and demonstrably injurious to the Company, or (C) the commission of an act by Executive, or the failure by Executive to act, which constitutes gross negligence or gross misconduct. For purposes of this Section 4(i), no act, or failure to act, on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith. Any act, or failure to act, expressly authorized by a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless the Company shall have delivered to Executive a copy of a resolution duly adopted by the Board finding, after reasonable notice to Executive and an opportunity for Executive to be heard with respect to such matter, that in the good faith opinion of the Board, Executive has engaged in the conduct set forth above in (A), (B), or (C) of this Section 4(i). Any such determination by the Board shall be subject to de novo review in mediation or in arbitration conducted pursuant to Section 15.

(ii)“Change of Control” of the Company shall mean the occurrence of any of the following events:
(A)any consolidation, merger, plan of share exchange, or other reorganization involving the Company (a “Merger”) as a result of which the holders of outstanding securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) immediately prior to the Merger do not continue to hold at least 50% of the combined voting power of the outstanding Voting Securities of the surviving or continuing corporation immediately after the Merger, disregarding any Voting Securities issued or retained by such holders in respect of securities of any other party to the Merger;
(B)any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company;
(C)at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board (“Incumbent Directors”) shall cease for any reason to constitute at least a majority thereof, unless each new director elected during such two-year period was nominated or elected by two-thirds of the Incumbent Directors then in office and voting (with new directors nominated or elected by two-thirds of the Incumbent Directors also being deemed to be Incumbent Directors); or
(D)any Person (as hereinafter defined) shall have become the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”)), directly or indirectly, of securities of the Company ordinarily having the right to vote for the election of directors (“Voting Securities”) representing 50% or more of the combined voting power of the then outstanding Voting Securities.

Notwithstanding anything in the foregoing to the contrary, unless otherwise determined by the Board, no Change in Control shall be deemed to have occurred for purposes of this Agreement if (1) Executive acquires (other than on the same basis as all other holders of the Company shares) an equity interest in an entity that acquires the Company in a Change in Control otherwise described under Section 4(ii)(A) or (B) above, or (2) Executive is part of group that constitutes a Person which becomes a beneficial owner of Voting Securities in a transaction that otherwise would have resulted in a Change in Control under Section 4(ii)(D) above.
(iii)“Disability” shall mean the absence of Executive from Executive’s duties with the Company on a full time basis for 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness, unless, within 30 days after a Notice of Termination (as defined below) is given to Executive following such absence, Executive shall have returned to the full performance of Executive’s duties.

(iv)“Good Reason” shall mean:

(A)a diminution of Executive’s status, title, position(s), or responsibilities from Executive’s status, title, position(s), and responsibilities as in effect immediately prior to the Change of Control or the assignment to Executive of any duties or responsibilities which are inconsistent with such status, title, position(s), or responsibilities (in either case other than isolated, insubstantial or inadvertent actions which are remedied after notice), or any removal of Executive from such position(s), except in connection with the termination of Executive’s employment for Cause, Disability or as a result of Executive’s death or voluntarily by Executive other than for Good Reason;

(B)a reduction by the Company in Executive’s rate of base salary, bonus or incentive opportunity or a substantial reduction in benefits (other than reductions that do not impact Executive's compensation opportunity, taken as a whole, or a reduction in benefits applicable to substantially all employees); or

(C)the Company’s requiring Executive to be based more than 50 miles from the principal office at in which Executive is based immediately prior to the Change in Control, except for reasonably required travel on the Company’s business.

(v)“Potential Change in Control” of the Company shall mean the occurrence of any of the following:

(A)the Company enters into an agreement, the approval of which by the shareholders would result in the occurrence of a Change in Control of the Company;

(B)any Person (including the Company) publicly announces an intention to take or to consider taking actions which if consummated would constitute a Change in Control of the Company; or

(C)the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control of the Company has occurred.

(vi)“Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14 (d) of the Securities Exchange Act of 1934 (the “Exchange Act”), other than the Company, any subsidiary of the Company or any employee benefit plan(s) sponsored by the Company.

(vii)“Retirement” shall mean termination by Executive on or after Executive’s 65th birthday other than for Good Reason.

5.Notice of Termination; Effective Date of Termination. Any purported termination by the Company or by Executive following of a Change in Control shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated. The “Date of Termination” following a Change in Control shall mean (a) if Executive’s employment is to be terminated for Disability, 30 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive’s duties on a full-time basis during such 30 day period), (b) if Executive’s employment is to be terminated by the Company for Cause, the date on which a Notice of Termination is given, and (c) if Executive’s employment is to be terminated by Executive or by the Company for any other reason, the date specified in the Notice of Termination, which shall be a date no earlier than 60 days after the date on which a Notice of Termination is given (provided that if the termination is by Executive for Good Reason the circumstances giving rise to the Good Reason have not been fully corrected by the specified date), unless an earlier date has been agreed to by the party receiving the Notice of Termination either in advance of, or after, receiving such Notice of Termination. Notwithstanding anything in the foregoing to the contrary, if the party receiving the Notice of Termination has not previously agreed to the termination, then within 30 days after any Notice of Termination is given, the party receiving such Notice of Termination may notify the other party that a dispute exists concerning the termination, in which event the Date of Termination shall be the date set either by mutual written agreement of the parties or by the arbitrators in a proceeding as provided in Section 15.

6.Change in Control Benefits.

(i)If within 12 months after a Change in Control, Executive’s employment by the Company shall be terminated (A) by the Company other than for Cause or Disability, (B) by Executive for Good Reason based on an event occurring during such period or (C) by Executive upon Retirement not less than 60 days after the Change in Control, then, Executive shall be entitled, without regard to any contrary provisions of any plan, to the following severance benefits:

(A)the Company shall pay Executive’s full base salary through the Date of Termination at the rate in effect immediately prior to the time a Notice of Termination is given plus any benefits or awards (including both cash and stock components) which pursuant to the terms of any plans have become payable, but which have not yet been paid to Executive;

(B)as severance pay and in lieu of any further salary for periods subsequent to the Date of Termination, the Company shall pay to Executive an amount in cash (subject to applicable taxes and withholdings) equal to twice Executive’s annual base salary at the rate in effect just prior to the time of the Notice of Termination, with one-quarter of such amount payable in six monthly installments as a salary continuation at the existing rate during the six month period following the Date of Termination (with the first installment paid on the last day of the month in which the Date of Termination occurs and each later installment paid on the last day of each successive month) and the balance paid in a lump sum on the date that is six months after the Date of Termination, plus (b) without duplication of the bonus payment referred to in clause (ii) below, an amount equal to Executive’s target bonus under the Company’s annual cash bonus plan for the year in which the Date of Termination occurs with payment of this amount made on the date that is six months after the Date of Termination; and

(C)for a 12 month period after the Date of Termination, the Company shall arrange to provide Executive and Executive’s dependents with medical and dental insurance benefits substantially similar to those which Executive and Executive’s dependents were receiving immediately prior to the Change in Control and with the same employee contribution rate towards the premium applicable at the Date of Termination or at the date of the Change in Control, if greater. Notwithstanding the foregoing, the Company shall not provide any benefit otherwise receivable by Executive pursuant to this paragraph (C) to the extent that a similar benefit is actually received by Executive from a subsequent employer during such 12 month period, and any such benefit actually received by Executive shall be reported to the Company.

(ii)Upon a Change in Control while Executive is employed by the Company, Executive shall be entitled to Executive’s full, unreduced payout under the Company’s annual cash bonus plan calculated at the greater of target or performance through the date of the Change in Control. Payment of this amount shall be made within 30 days of the Change in Control.

(iii)If Executive is a “specified employee” within the meaning of Internal Revenue Code (the “Code”) Section 409A(a)(2)(B)(i) and any payment required to be made pursuant to this Section 6 is subject to Section 409A of the Code and not exempt from those requirements under any applicable regulations or other guidance of general applicability, then any such payment otherwise payable on account of Executive’s termination of employment during the period ending on the date that is six months after the Date of Termination shall be paid in a lump sum on the date that is six months after Executive’s Date of Termination (or the next business day if such date is not a business day) instead of the date on which it would otherwise be paid.

(iv)Except as specifically provided in Section 6(i)(C) above, the amount of any payment provided for in this Section 6 shall not be reduced, offset or subject to recovery by the Company by reason of any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise.

(v)The treatment of any options, restricted stock, restricted stock units or other equity awards held by Executive on a Change in Control or termination of employment shall be governed by the terms of the applicable plans and agreements.

7.Release of Claims. The Company shall have the right to require Executive to execute a general release of claims relating to Executive’s employment at the Company and termination of employment at the Company that could be brought by Executive under this Agreement as a condition to Executive’s receipt of any payments pursuant to Section 6(i)(B) or (C) (or Section 6(i)(D) if Executive’s employment is terminated simultaneously with the Change in Control); provided that the Company and each of its affiliates shall release any and all claims that each of them may have against Executive as a condition of any such release. The Company shall deliver a form of release to Executive within 10 days after Executive’s termination of employment. If the Company requires Executive to execute a release, no payment shall be made pursuant to Section 6(i)(B) and (C) unless Executive’s release has become effective and enforceable on or before the date that is 60 days after termination of employment.  Subject to Section 6(iv), to the extent that any payments described in this Section 7 constitute a “deferral of compensation” within the meaning of Section 409A, amounts that otherwise would be paid on or before the effectiveness of the release shall be held and paid on the first business day following the day on which the release becomes effective; provided, however, that if the 60-day period starts in one calendar year and ends in the following calendar year, any the payments shall be made on the first business day of such following calendar year.

8.[Intentionally Omitted.]

9.Successors; Binding Agreement.

(i)Upon Executive’s written request, the Company will seek to have any Successor (as hereinafter defined), by agreement in form and substance satisfactory to you, assent to the fulfillment by the Company of its obligations under this Agreement. Failure of the Company to obtain such assent prior to or at the time a Person becomes a Successor shall constitute Good Reason for termination by Executive of Executive’s employment if a Change in Control of the Company has occurred. For purposes of this Agreement, “Successor” shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company’s business directly, by merger, consolidation or purchase of assets, or indirectly, by purchase of the Company’s Voting Securities or otherwise.

(ii)This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there be no such designee, to Executive’s estate.

10.Fees and Expenses. Each party shall bear its own costs and attorney’s fees which have been incurred. The Company shall pay all legal fees and related expenses incurred by Executive as a result of (i) Executive’s termination within 12 months following a Change in Control of the Company (including all such fees and expenses, if any, incurred in contesting or disputing any such termination) or (ii) Executive’s seeking to obtain or enforce any right or benefit provided by this Agreement. If Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then any payment to Executive pursuant to this Section 10 shall be made not earlier than the date that is six months after the Date of Termination (or the next business day if such date is not a business day).

11.Survival. The respective obligations of, and benefits afforded to, the Company and Executive as provided in Section 6, 7, 10, 15 and 17 of this Agreement shall survive termination of this Agreement.

12.Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (i) if delivered personally, (ii) if given by email or fax, when transmitted and evidence of confirmed transmission is received, (iii) if given by a nationally recognized overnight courier, when received or personally delivered, or (iv) mailed by United States registered or certified mail, return receipt requested and, when delivered, and, in all case, with all charges prepaid and addressed to the address of the respective party set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chairman of the Board of the Company, with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

13.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing signed by Executive and the Chairman of the Board or on behalf of the Board of Directors or the Compensation Committee of the Board of Directors. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

14.Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

15.Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Portland, Oregon by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of Executive’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section 15.

16.Related Agreements. To the extent that any provision of any other agreement between the Company or any of its subsidiaries and Executive shall limit, qualify or be inconsistent with any provision of this Agreement, then for purposes of this Agreement, while the same shall remain in force, the provision of this Agreement shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose.

17.Code Section 409A Compliance. This Agreement shall, to the extent possible, be interpreted and administered so that payments hereunder do not constitute a deferral of compensation or, if so, will constitute a deferral for which the payment and other terms are compliant with Section 409A of the Code. The Company may amend this Agreement, adopt policies and procedures, or take other actions (including amendments, policies, procedures and actions with retroactive effect) that the Company determines are necessary or appropriate to exempt any payment or benefit under this Agreement from the application of Section 409A or to cause any payment or benefit to comply with the requirements of Section 409A. To the extent that any payment or benefit provided for in this Agreement arises in connection with Executive’s termination of employment and constitutes a “deferral of compensation” within the meaning of Section 409A, such payment or benefit shall be payable only upon Employee’s “separation from service” within the meaning of Section 409A. Each payment or benefit to be made or provided pursuant to this Agreement is hereby designated as a separate payment, rather than a part of a larger single payment or one of a series of payments. Notwithstanding the foregoing provisions of this Section 17, the Company makes no representation or warranty as to compliance with Section 409A and shall have no liability to Executive or any other person for any adverse consequences arising under Section 409A.

18.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

If this correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Electro Scientific Industries, Inc.

By: __________________________
Name: Richard Wills
Title: Vice Chairman of the Board

_________________________________
Edward C. Grady